____________, 2001


Mr. Eric W. J. Seidel
President
eAutoclaims.com, Inc.
2708 Alternate 19 North, Suite 507
Palm Harbor, FL 34683

Re:      eAutoclaims.com, CALP II Limited Partnership, Governs Road LLC

Dear Eric:

Further to my conversations with Tony Jessop, I am writing to confirm that on behalf of the preferred share investors (the "Investors") we are prepared to extend the April 30, 2001 deadline referred to in the Master Modification Agreement between us on the following basis:

1. On the closing of the Disks' financing, which is to occur not later than June 30, 2001, the Investors will receive a cash payment of $280,000.

2. Penalties with respect to registration deadlines, etc., referred to in the preferred share documentation shall be waived during the period of this 60-day extension provided the $280,000 payment is made and the registration statement covering the shares underlying the preferred shares, the warrants, and the other shares to be registered per our agreement are effective by June 30, 2001.

3. We acknowledge that the requirement that $2,000,000 of our stock be included in the offering has been waived/satisfied.

4. The period of our lock-up shall be postponed/extended for a 60-day period provided the conditions noted above and the others contained in the Master Modification Agreement are met by June 30, 2001.

5. As per the Master Modification Agreement, if the June 30, 2001 date is not met, the lock-up will drop away, etc., and the conversion price on the preference shares shall be reduced from 75 to the lesser of 75% of market and 62.5. In addition, the penalties applicable to the preference shares would apply on a retroactive basis to April 30, 2001.

6. A formal agreement reflecting the terms of changes shall be entered into forthwith (perhaps most appropriately by way of an amended modification agreement) as deemed necessary and/or appropriate by our respective counsel.

We trust this appropriately reflect the terms of our revised arrangements and would ask that you confirm same by signing and returning a copy of this letter to us forthwith.

In the meantime, please accept our congratulations on the excellent progress with the business and we would reiterate our support for you and the company and for the current offering.

Yours truly,

THOMSON KERNAGHAN & CO. LIMITED


Per:
    -------------------------------------------------
         Gregg Badger, Senior V.P. & Director

cc:      Tony Jessop
         Steve Hicks
         Christie Constabile
         Mark Valentine
         John Mann



AGREED AND ACKNOWLEDGED this ___ day of April, 2001.

eAUTOCLAIMS.COM, INC.


Per:
    -------------------------------------------------
         Eric Seidel, President